Exhibit 99.1

Phio Pharmaceuticals Announces Positive Pathology Results:

Final Maximum Dose Cohort for INTASYL PH-762 Skin Cancer Trial

Pathologic Clearance: 100% Tumor Clearance (Complete Response) in One Patient, Greater than 90% (Near Complete Response) in Second Patient, Greater than 50% (Partial Response) in Third Patient

Pathologic Results Assessed at Approximately 5 Weeks

Safety Monitoring Committee Issues Favorable Review of Safety Data at the Maximum Dose

King of Prussia, Pennsylvania - (Newsfile Corp. – Nov 3, 2025) — Phio Pharmaceuticals Corp. (NASDAQ: PHIO) is a clinical-stage siRNA biopharmaceutical company developing therapeutics using its proprietary INTASYL® gene silencing technology to eliminate cancer. Phio announced today the pathologic results for three patients with cutaneous squamous cell carcinoma (cSCC) who completed treatment in the fifth and final dose cohort of Phio’s on-going Phase 1b dose escalation trial: 100% tumor clearance in one of three patients, > 90% clearance in the second patient, and > 50% clearance in the third patient.

To date, a total of 18 patients with cutaneous carcinomas have completed treatment across five dose escalating cohorts in the Phase 1b trial. The cumulative pathologic response in 16 patients with cSCC include six with a complete response (100% clearance), two with a near complete response (> 90% clearance) and two with a partial response (> 50% clearance). A single patient with metastatic Merkel cell carcinoma had a partial response (> 50% clearance). Six patients with cSCC and one patient with metastatic melanoma had a pathologic non-response (< 50% clearance). No patients in the study have exhibited clinical progression of disease. Phio may continue to screen and treat additional patients as part of the fifth cohort.

The trial is designed to evaluate the safety and tolerability of neoadjuvant use of intratumoral PH-762 in Stages 1, 2 and 4 cutaneous squamous cell carcinoma (cSCC), Stage 4 melanoma, and Stage 4 Merkel cell carcinoma (NCT# 06014086). Per the trial’s protocol, patients receive four injections of PH-762 at weekly intervals and pathologic response is assessed approximately 5 weeks after the initial injection of PH-762.

“The encouraging outcomes of intratumoral PH-762 in patients who have received treatment thus far is a significant step in clinical development and highlights the promise of a viable non-surgical alternative treatment for cutaneous carcinomas,” said Robert Bitterman, CEO and Chairman of Phio Pharmaceuticals.

In addition, the Safety Monitoring Committee (SMC) completed its pre-specified review of safety results for the first three patients in the fifth cohort and confirmed that there were no dose-limiting toxicities or clinically relevant treatment-emergent adverse effects at this maximum dose concentration. Further, there have been no dose-limiting toxicities or clinically relevant treatment-emergent adverse effects in any of the patients who have completed treatment with intratumoral PH-762 in this trial.

“We are pleased with the continuing safety profile of PH-762 throughout dose escalation to approximately a 20-fold increase versus that received in the first cohort,” said Mary Spellman, MD, Phio’s acting Chief Medical Officer. “PH-762 has been well tolerated in this trial, without relevant immune-related adverse events or other toxicities.”

About Phio Pharmaceuticals Corp.

Phio Pharmaceuticals Corp. (Nasdaq: PHIO) is a clinical-stage siRNA biopharmaceutical company advancing its INTASYL® gene silencing technology focused on immuno-oncology therapeutics. Phio’s INTASYL compounds are designed to enhance the body’s immune cells to more effectively kill cancer cells. Phio’s lead clinical program is an INTASYL compound, PH-762, that silences the PD-1 gene implicated in various forms of skin cancer. The on-going Phase 1b trial (NCT# 06014086) is evaluating PH-762 for the treatment of cutaneous squamous cell carcinoma, melanoma and Merkel cell carcinoma. PH-762 is a potential non-surgical treatment for skin cancers.

For additional information, visit the Company’s website, www.phiopharma.com.

 Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "intends," "believes," "anticipates," "indicates," "plans," "expects," "suggests," "may," "would," "should," "potential," "designed to," "will," "ongoing," "estimate," "forecast," "target," "predict," "could" and similar references, although not all forward-looking statements contain these words. Examples of forward-looking statements contained in this press release include, among others, the possibility that our INTASYL® siRNA gene silencing technology will make the body’s immune cells more effective in killing cancer cells, our expectations with respect to the continued safety results of our clinical trial, our expectations with respect to the potential of a well-tolerated treatment for cutaneous carcinomas, and statements regarding our commercial and clinical strategy, development plans and timelines and other future events.

These statements are based only on our current beliefs, expectations and assumptions and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control.  Our actual results may differ materially from those indicated in the forward-looking statements as a result of a number of important factors, including, but not limited to, the impact to our business and operations by inflationary pressures, rising interest rates, recession fears, the development of our product candidates, results from our preclinical and clinical activities, our ability to execute on business strategies, our ability to develop our product candidates with collaboration partners, and the success of any such collaborations, the timeline and duration for advancing our product candidates into clinical development, the timing or likelihood of regulatory filings and approvals, the success of our efforts to commercialize our product candidates if approved, our ability to manufacture and supply our product candidates for clinical activities, and for commercial use if approved, the scope of protection we are able to establish and maintain for intellectual property rights covering our technology platform, our ability to obtain future financing, market and other conditions and those identified in our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q under the caption "Risk Factors" and in other filings the Company periodically makes with the SEC. Readers are urged to review these risk factors and to not act in reliance on any forward-looking statements, as actual results may differ from those contemplated by our forward-looking statements. Phio does not undertake to update forward-looking statements to reflect a change in its views, events or circumstances that occur after the date of this release, except as required by law.

Contact:

   Phio Pharmaceuticals Corp.

   Jennifer Phillips: jphillips@phiopharma.com

   Corporate Affairs